Exhibit 99.2 PRESS RELEASE For Immediate Release Contact: Sean Dell’Orto (703) 336-4921

HIGHLAND HOSPITALITY CORPORATION COMPLETES $38.0 MILLION

MORTGAGE FINANCING ON DALLAS/FORT WORTH AIRPORT

MARRIOTT HOTEL

MCLEAN, VA, September 10, 2004—Highland Hospitality Corporation (NYSE:HIH), a lodging real estate investment trust, or REIT, announced today that it has closed on a $38.0 million fixed-rate mortgage loan. The loan is secured by the 491-room Dallas/Fort Worth Airport Marriott Hotel located in Irving, Texas. The seven-year loan was provided by Connecticut General Life Insurance Company and carries an annual fixed rate of 5.8%.

Douglas W. Vicari, Highland’s EVP and Chief Financial Officer, stated, “With the closing of this financing, we have now raised $265 million of long-term, fixed-rate debt this year with a blended interest rate below 6.5%. At today’s interest rates, we continue to access the permanent debt markets to lock up attractive pricing for an extended period of time. We intend to further explore our financing options as we prudently develop our Company’s capital structure in line with our targeted leverage objectives.”

Highland Hospitality Corporation is a self-advised lodging real estate investment trust, or REIT, focused on hotel investments primarily in the United States. The company owns 15 hotel properties with an aggregate of 4,451 rooms in eight states. Additional information can be found on the Company’s website at www.highlandhospitality.com.

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy, our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Highland Hospitality Corporation’s control. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect any future events or circumstances.